First Amendment to the Purchase Agreement

This First Amendment to the Purchase Agreement (this “Amendment”) is made and entered into as of July 31, 2007 by and among Answers Corporation, a Delaware corporation (the “Purchaser”), and Brian Kariger, as the Sellers Representative.

WHEREAS, Lexico Publishing Group, LLC, a California limited liability company, Brian Kariger, as trustee of the Brian Patrick Kariger Charitable Remainder Unitrust Trust dated April 9, 2007, Brian Kariger, as trustee of the Brian Patrick Kariger Revocable Trust dated February 9, 2007, and Daniel Fierro (collectively, the “Sellers”), the Sellers Representative, and the Purchaser (the Sellers, the Sellers Representative, and the Purchaser collectively, the “Parties”) entered into a Purchase Agreement, dated as of July 13, 2007 (the ”Agreement”);

WHEREAS, the Parties wish to amend certain provisions in the Agreement, as set forth herein; and

WHEREAS, pursuant to Section 10.5 of the Agreement, the Agreement may be amended with the written consent of Purchaser and the Sellers Representative, which amendment shall be binding upon the Parties and their respective successors and assignees.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made herein, the Parties intending to be legally bound, hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them under the Agreement.

2.	Amendments

2.1.  Sections 1.2.2.1 and 1.2.2.2 of the Agreement shall be amended such that the dollar figure stated therein shall be changed from $500,000 to $650,000, and, accordingly, such sections shall read as follows:

“1.2.2.1 The Purchase Price shall be reduced, on a dollar for dollar basis, by the amount, if any, by which the Closing Net Working Capital is less than $650,000 (with any negative result, i.e. the estimated Closing Net Working Capital being in excess of $650,000, treated in accordance with Section 1.2.2.2), as set forth in the Estimated Closing Adjustments Certificate.

1.2.2.2  In the event that the Closing Net Working Capital as set forth in the Estimated Closing Adjustments Certificate is in excess of $650,000, then, at the Sellers’ election, such excess amount shall be: (i) added to the Purchase Price, on a dollar for dollar basis, or (ii) permitted to be declared and paid as dividends by the Company to the Sellers prior to or concurrently with the Closing. Sellers may elect either of the manners of payments set forth in clauses (i) or (ii) above or a combination thereof that has the result of making the full payment of such excess amount to the Sellers.”

3.     Survival of Provisions. Except as specifically amended above, the Agreement is hereby ratified, confirmed, and acknowledged and shall remain in full force and effect.

4.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Amendment, as an original.

- Signature pages follow -

IN WITNESS WHEREOF, the Purchaser and the Sellers Representative, intending to be legally bound, have executed this First Amendment to the Purchase Agreement as of the date first written above.

Answers Corporation

/s/ Robert S. Rosenschein

By: Robert S. Rosenschein

Title: CEO

Brian Kariger, as Sellers Representative

/s/ Brian Kariger

Signature Page to the First Amendment to the Purchase Agreement